Exhibit 99-2

Names and Addresses of Additional Reporting Persons:

Charles B. Johnson

Franklin Templeton Investments

One Franklin Parkway

San Mateo, CA 94403-1906

Rupert H. Johnson, Jr.

Franklin Templeton Investments

One Franklin Parkway

San Mateo, CA 94403-1906

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, CA  94403 1906

By:

/s/Maria Gray

Signature

Maria Gray

Vice President and Secretary of Franklin Resources, Inc.

Attorney‑in‑Fact for Charles B. Johnson

Attorney‑in‑Fact for Rupert H. Johnson, Jr.

Secretary of Franklin Advisers, Inc.

Franklin Templeton Investment Funds on behalf of Franklin Biotechnology Discovery Fund

By:

/s/Vijay Advani

Signature

Vijay Advani

Director

Executive Vice President-Global Advisory Services

Franklin Strategic Series on behalf of Franklin Biotechnology Discovery Fund

By:

/s/ Kimberly H. Novotny

Signature

Kimberly H. Novotny

Vice President and Assistant Secretary